Exhibit 8.1

812 SAN ANTONIO STREET SUITE 600 AUSTIN, TEXAS 78701 TEL 512 • 583 • 5900 FAX 512 • 583 • 5940

April 13, 2018

Guaranty Bancshares, Inc.

100 West Arkansas Street

Mount Pleasant, Texas 75455

Re:	Guaranty Bancshares, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Guaranty Bancshares, Inc., a Texas corporation and registered bank holding company (the “Company”), in connection with the merger of Westbound Bank, a Texas banking association (“Westbound”), with and into Guaranty Bank & Trust, N.A., a national banking association and wholly owned subsidiary of the Company (“GBT”), with GBT as the surviving entity (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger, dated as of January 29, 2018, by and between the Company, GBT and Westbound (the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion concerning certain United States federal income tax matters relating to the Merger.

In providing our opinion, we have examined and relied upon the Agreement, the Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission (“Commission”) on the date hereof (including the proxy statement/prospectus contained therein, the “Registration Statement”), the representation letters of Westbound and the Company delivered to us for purposes of rendering our opinion stated herein (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by Westbound and the Company in the Representation Letters are true, complete and correct as of the date hereto and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Representation Letters “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Westbound and the Company will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Guaranty Bancshares, Inc.

April 13, 2018

Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein and set forth in the Registration Statement, we are of the opinion that, under currently applicable United States federal income tax law, (i) the Merger, when consummated in accordance with the terms of the Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (ii) the descriptions of law and the legal conclusions contained in the proxy statement/prospectus included in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects, and the discussion thereunder represents an accurate summary of the United States income tax consequences of the Merger that are material to the Company and the U.S. shareholders of Westbound.

Other than the opinions set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

As you are aware, no ruling has been or will be requested from the Internal Revenue Service concerning the United States federal income tax consequences of the Merger. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind. You should also be aware that there can be no assurance, and none is given, that the Internal Revenue Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

This opinion letter is delivered solely for the benefit of the Company in connection with the filing of the Registration Statement, and no other party or entity is entitled to rely hereon without our express prior written consent. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fenimore, Kay, Harrison & Ford, LLP

Fenimore, Kay, Harrison & Ford, LLP